EXHIBIT 10.4
AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
LANDWIN, L.P.
__________, 2006

TABLE OF CONTENTS
Page

TABLE OF CONTENTS		i

ARTICLE I DEFINED TERMS		1

ARTICLE II ORGANIZATIONAL MATTERS		15

2.1	Formation	15

2.2	Name	15

2.3	Registered Office and Agent	16

2.4	Principal Place of Business	16

2.5	Term and Termination	16

2.6	Power of Attorney	16

2.7	Effectiveness of this Agreement	18

ARTICLE III PURPOSE AND POWERS		18

3.1	Purpose and Business	19

3.2	Powers	19

ARTICLE IV CAPITAL CONTRIBUTIONS; PARTNERSHIP UNITS; ADDITIONAL FUNDS		20

4.1	Capital Contributions of the Partners	20

4.2	Issuance of Additional Partnership Interests	21

4.3	Issuance of Securities by Landwin REIT	21

4.4	Additional Funds	23

4.5	No Third-Party Beneficiary	23

4.6	No Interest	23

4.7	No Preemptive Rights	24

4.8	Capital Accounts; Adjustments to Carrying Values	24

ARTICLE V DISTRIBUTIONS		25

5.1	Distributions	25
 i

5.2	Qualification as a REIT	26

5.3	Withholding	26

5.4	Additional Partnership Interests	26

ARTICLE VI ALLOCATIONS		26

6.1	Allocation of Profits and Net Losses	26

6.2	Special Allocations	27

6.3	Tax Allocations	29

6.4	Revisions to Allocations to Reflect Issuance of Partnership Interests	29

ARTICLE VII MANAGEMENT AND OPERATIONS OF BUSINESS		30

7.1	Management	30

7.2	Certificate of Limited Partnership	33

7.3	Reimbursement of the General Partner	34

7.4	Acquisition of Limited Partner Interests by the General Partner	35

7.5	Transactions with Affiliates	35

7.6	Indemnification	35

7.7	Liability of the General Partner	39

7.8	Other Matters Concerning the General Partner	40

7.9	Title to Partnership Assets	41

7.10	Reliance by Third Parties	41

ARTICLE VIII RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS		42

8.1	Limitation of Liability	42

8.2	No Right to Participate in the Management of Business	42

8.3	Outside Activities of Limited Partners	42

8.4	Return of Capital	43

8.5	Rights of Limited Partners Relating to the Partnership	43

8.6	Redemption Right	44

ARTICLE IX BOOKS, RECORDS, ACCOUNTING AND REPORTS		47

9.1	Records and Accounting	47

9.2	Reports	47

ARTICLE X TAX MATTERS		48

10.1	Preparation of Tax Returns	48

10.2	Tax Elections	48

10.3	Tax Matters Partner	48

10.4	Organizational Expenses	50

10.5	Withholding	50

ARTICLE XI TRANSFERS AND WITHDRAWALS		51

11.1	Transfer	51

11.2	Transfer of the General Partner's General Partner Interest	52

11.3	Limited Partners' Rights to Transfer	52

11.4	Substituted Limited Partners	53

11.5	Assignees	54

11.6	General Provisions	54

ARTICLE XII ADMISSION OF PARTNERS		56

12.1	Admission of Successor General Partner	56

12.2	Admission of Additional Limited Partners	56

12.3	Amendment of Agreement and Certificate of Limited Partnership	57

ARTICLE XIII DISSOLUTION, LIQUIDATION AND TERMINATION		57

13.1	Dissolution	58

13.2	Winding Up; Liquidation	58

13.3	No Obligation to Contribute Deficit	60

13.4	Notice of Dissolution	60

13.5	Termination of Partnership and Cancellation of Certificate of Limited Partnership	60

13.6	Reasonable Time for Winding-Up	60

13.7	Waiver of Partition	60

ARTICLE XIV AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS		61

14.1	Amendments	61

14.2	Meetings of the Partners	61

ARTICLE XV GENERAL PROVISIONS		62

15.1	Addresses and Notice	62

15.2	Titles and Captions	63

15.3	Pronouns and Plurals	63

15.4	Further Action	63

15.5	Binding Effect	63

15.6	Creditors	63

15.7	Waiver	63

15.8	Counterparts	63

15.9	Applicable Law	64

15.10	Invalidity of Provisions	64

15.11	Merger	64

15.12	No Rights as Stockholders	64

15.13	Entire Agreement	64

Partners’ Contributions and Partnership Interests		69
EXHIBITS

Exhibit A	—	Partner's Contributions and Partnership Interests

Exhibit B	—	Form of Notice of Redemption Request

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
LANDWIN, L.P.
     THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF LANDWIN, L.P. is by and among Landwin, LLC, a Delaware limited liability company, as general partner (the “General Partner”), and Landwin REIT, Inc. and Landwin Advisors, LLC, as the initial limited partners, and those Persons who have executed this Agreement or a counterpart hereof, or who become parties hereto pursuant to the terms of this Agreement.
W I T N E S S E T H
     WHEREAS, the General Partner and the Initial Limited Partner formed Landwin, L.P. (the “Partnership”) as a limited partnership pursuant to the Act by filing a certificate of limited partnership with the Secretary of State of the State of Delaware on October 24, 2005;
     WHEREAS, the General Partner and the Initial Limited Partner entered into that certain Agreement of Limited Partnership of Landwin, L.P., dated as of October 24, 2005 (the “Prior Partnership Agreement”), providing for the organization of the Partnership upon the terms and conditions set forth therein;
     WHEREAS, the parties thereto desire to amend and restate the Prior Partnership Agreement in its entirety pursuant to the terms hereof; and
     WHEREAS, this Agreement shall constitute the “partnership agreement” (within the meaning of the Act) of the Partnership, and shall be binding upon all Persons now or at any time hereafter who are Partners;
     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:
ARTICLE I
DEFINED TERMS
     Capitalized terms used in this Agreement (including exhibits, schedules and amendments) shall have the meanings set forth below or in the Section of this Agreement referred to below, except as otherwise expressly indicated or limited by the context in which they appear in this Agreement. All terms defined in this Agreement in the singular have the same meanings when used in the plural and vice versa. Accounting terms used but not otherwise defined shall have the meanings given to them under GAAP.
     1.1 “Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such statute.
     1.2 “Additional Limited Partner” means a Person that has executed and delivered an additional limited partner signature page in the form attached hereto and has been admitted to the Partnership as a Limited Partner pursuant to Section 12.2.
     1.3 “Adjusted Capital Account Deficit” means with respect to any Partner, the negative balance, if any, in such Partner’s Capital Account as of the end of any relevant Fiscal Year, determined after giving effect to the following adjustments:
     (a) credit to such Capital Account any portion of such negative balance which such Partner (i) is treated as obligated to restore to the Partnership pursuant to the provisions of Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, or (ii) is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations; and
     (b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.
     This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     1.4 “Advisor” means Landwin Advisors, LLC, the advisor to the Partnership and Landwin REIT pursuant to the Advisory Agreement.
     1.5 “Advisory Agreement” means that certain Advisory Agreement by and among the Advisor, the Partnership and Landwin REIT dated as of ___, 2006.
     1.6 “Affiliate” means, with respect to a specified Person, any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. For this purpose, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     1.7 “Agreed Value” means (a) in the case of any Contributed Property, the fair market value of such Contributed Property at the time such property is contributed as determined by the General Partner and agreed to by the contributing party, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.
     1.8 “Agreement” means this Amended and Restated Agreement of Limited Partnership of Landwin, L.P., as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.
     1.9 “Articles of Incorporation” means Landwin REIT’s Articles of Incorporation, filed with the Maryland State Department of Assessments and Taxation, or other organizational document governing Landwin REIT, as amended, modified, supplemented or restated from time to time.
     1.10 “Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.
     1.11 “Available Operating Cash” means the cash flows derived by the Partnership from the operation of the Partnership’s business (other than any Net Capital Event Proceeds or Capital Contributions) before any deduction for depreciation or amortization and after deduction of:
     (a) all operating costs and expenses including taxes;
     (b) all payments of principal, interest and other charges in respect of any Partnership indebtedness;
     (c) all expenditures for capital improvements to the Partnership assets or property;
     (d) all investments in any entity (including loans made thereto to the extent such investments are permitted under this Agreement); and
     (e) all reserves, whether for working capital, debt repayment, new portfolio investments or otherwise (including for the redemption of Partnership Units) that are established by the General Partner in the exercise of its sole and absolute discretion.
     1.12 “Book Gain” or “Book Loss” means the gain or loss recognized by the Partnership for purposes of Section 704(b) of the Code in any Fiscal Year by reason of any sale or disposition with respect to any of the property or assets of the Partnership (or any deemed sale or disposition in connection with an adjustment to Carrying Values as described in Section 4.8(b)). Such Book Gain or Book Loss shall be computed by reference to the Carrying Value of such property or assets as of the date of such sale or disposition, rather than by reference to the tax basis of such property or assets as of such date, and each and every reference herein to “gain” or “loss” shall be deemed to refer to Book Gain or Book Loss, rather than to tax gain or tax loss, unless the context manifestly otherwise requires.
     1.13 “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Encino, California are authorized or required by law to close.
     1.14 “Capital Account” has the meaning set forth in Section 4.8.
     1.15 “Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property that such Partner contributes or is deemed to contribute to the Partnership pursuant to Article 4 hereof.
     1.16 “Capital Transaction” means (a) any sale, exchange, taking by eminent domain, damage, destruction or other disposition of all or any part of the assets of the Partnership, any Subsidiary or any other Person in which the Partnership holds a direct or indirect interest, other than tangible personal property disposed of in the ordinary course of business; or (b) any financing or refinancing of any indebtedness of the Partnership, any Subsidiary or any other Person in which the Partnership holds a direct or indirect interest; provided, that the receipt by the Partnership of Capital Contributions shall not constitute a Capital Transaction; and provided further that no Terminating Capital Transaction shall constitute a Capital Transaction.
     1.17 “Carrying Value” means, except as otherwise provided herein, (a) with respect to a Contributed Property, the fair market value of such Contributed Property at the time such property is contributed, as determined by the General Partner and agreed to by the contributing partner, without reduction for any liabilities either assumed by the Partnership upon such contribution or to which such property was subject when contributed, reduced (but not below zero) by all Depreciation with respect to such property charged to the Partners’ Capital Accounts, and (b) with respect to any other Partnership Asset, the adjusted basis of such Partnership Asset for Federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted in accordance with Section 4.8(b) from time to time to reflect changes, additions or other adjustments to the Carrying Value, as deemed appropriate by the General Partner.
     1.18 “Cash Amount” means an amount of cash equal to the Value of the REIT Stock Amount on the Valuation Date.
     1.19 “Certificate” means the Certificate of Limited Partnership of the Partnership, filed on October 24, 2005, as amended, restated, supplemented or otherwise modified from time to time as herein provided in accordance with the Act.
     1.20 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any subsequent Federal law of similar import, and, to the extent applicable, any Treasury Regulations promulgated thereunder.

     1.21 “Common Stock” means a share of the common stock of Landwin REIT, par value $.01 per share. Common Stock may be issued in one or more classes or series in accordance with the terms of the Articles of Incorporation. If there is more than one class or series of Common Stock, the term “Common Stock” shall, as the context requires, be deemed to refer to the class or series of Common Stock that correspond to the class or series of Partnership Units for which the reference to Common Stock is made.
     1.22 “Consent” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2 hereof.
     1.23 “Consent of the Outside Limited Partners” means the Consent of the Outside Limited Partners holding a number of Partnership Units greater than fifty percent (50%) of the aggregate Partnership Units held by all Outside Limited Partners.
     1.24 “Contributed Property” means each property or other asset (but excluding cash and cash equivalents), in such form as may be contributed by a Partner to the Partnership as permitted by the Act.
     1.25 “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period for Federal income tax purposes; provided, that if the Carrying Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of any such year or other period, Depreciation shall be determined in the manner described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3) or 1.704-3(d)(2), whichever is applicable, and if such asset has a zero adjusted tax basis, Depreciation shall be an amount determined under any reasonable method selected by the General Partner.
     1.26 “Effective Date” means the date of first closing of the offering of Common Stock pursuant to the Registration Statement.
     1.27 “6% Return” means, with respect to the Landwin Partners, an amount calculated like simple interest at the rate of six percent (6%) per annum calculated on the varying daily balances of Invested Capital of the Landwin Partners during the period to which the 6% Return relates, and determined on the basis of a 360-day year/30-day month, cumulative for the period for which such 6% Return is being determined.
     1.28 “6% Return Account” means, with respect to the Landwin Partners, as of any relevant date, an amount equal to the excess of (i) the 6% Return that has accrued with respect to the Invested Capital of the Landwin Partners through such date, over (ii) the sum of (A) the cumulative distributions of Available Cash and Net Capital Event Proceeds made to the Landwin Partners prior to such relevant date pursuant to Section 5.1 hereof, and (B) the cumulative amounts paid to the Landwin Partners in redemption of its Partnership Units pursuant to Section 8.6(g) as of such date, other than such distributions and payments that are applied to reduce the Unrecovered Contribution Account of the Landwin Partners. All amounts distributed and paid to the Landwin Partners pursuant to Sections 5.1 and 8.6(g) shall first be applied to reduce the Unrecovered Contribution Account of the Landwin Partners until the balance of such Unrecovered Contribution Account equals zero ($0), and then shall be applied to reduce the 6% Return Account of the Landwin Partners.
     1.29 “Entity” means any general partnership, limited liability company, proprietorship, corporation, joint venture, joint-stock company, limited partnership, limited liability partnership, business trust, firm, trust, estate, governmental entity, cooperative, association or other foreign or domestic enterprise.
     1.30 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).
     1.31 “Fiscal Year” means the fiscal year of the Partnership and shall be the same as its taxable year, which shall be the calendar year unless otherwise determined by the General Partner in accordance with the Code.
     1.32 “GAAP” means United States generally accepted accounting principles, as in effect from time to time.
     1.33 “General Partner” means Landwin, LLC, a Delaware limited liability company, and any successor as general partner of the Partnership.
     1.34 “General Partner Interest” means a Partnership Interest held by the General Partner, in its capacity as general partner. A General Partner Interest may be expressed as a number of Partnership Units.
     1.35 “Incapacity” or “Incapacitated” means:
     (a) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his person or his estate;
     (b) as to any corporation that is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter;
     (c) as to any partnership that is a Partner, the dissolution and commencement of winding up of the partnership;
     (d) as to any estate that is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership;
     (e) as to any trustee of a trust that is a Partner, the termination of the trust (but not the substitution of a new trustee); or

     (f) as to any Partner, the bankruptcy of such Partner, which shall be deemed to have occurred when:
     (i) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect;
     (ii) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner;
     (iii) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors;
     (iv) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (ii) above;
     (v) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s assets;
     (vi) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof;
     (vii) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or an appointment referred to in clause (vii) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.
     1.36 “Indemnitee” means
     (a) any Person made a party to a proceeding by reason of its status as:
     (i) the General Partner,
     (ii) a Limited Partner,
     (iii) the Advisor,
     (iv) a director, trustee, manager, member or officer of the Partnership, the General Partner or the Advisor, or

     (v) a director, trustee, manager, member or officer of any other Entity, serving in such capacity at the request of the Partnership, the General Partner or the Advisor, acting on behalf of the Partnership or the General Partner, or
     (b) such other Persons (including Affiliates of the General Partner) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.
     1.37 “Initial Limited Partner” and “Landwin REIT” both mean Landwin REIT, Inc., a Maryland corporation.
     1.38 “Invested Capital” means, with respect to the Landwin Partners, as of any relevant date, an amount equal to the excess of (i) the aggregate amount of cash contributed or deemed contributed by the Landwin Partners to the Partnership from the gross proceeds of the issuance by Landwin REIT of REIT Stock or other equity Securities pursuant to Article IV hereof, over (ii) the sum of (A) the cumulative distributions of Net Sales Proceeds made to the Landwin Partners pursuant to Section 5.1(c) as of such date, and (B) the cumulative amounts paid to the Landwin Partners in redemption of its Partnership Units pursuant to Section 8.6(g) as of such date.
     1.39 “IRS” shall mean the Internal Revenue Service of the United States.
     1.40 “Landwin Partners” means the General Partner and Landwin REIT.
     1.41 “Lien” means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other similar encumbrance of any nature whatsoever.
     1.42 “Limited Partner” means, prior to the admission of the first Additional Limited Partner to the Partnership, the Initial Limited Partner, and thereafter any Person named as a limited partner of the Partnership in Exhibit A, as such Exhibit may be amended from time to time, upon the execution and delivery by such Person of an additional limited partner signature page, including any Additional Limited Partner or Substituted Limited Partner in each case, in such Person’s capacity as a limited partner of the Partnership.
     1.43 “Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership. A Limited Partner Interest may be expressed as a number of Partnership Units.
     1.44 “Liquidating Event” has the meaning set forth in Section 13.1 hereof.
     1.45 “Liquidator” has the meaning set forth in Section 13.2 hereof.

     1.46 “Listing Event” means the listing of the REIT Stock on a national securities exchange or quotation of the REIT Stock on the National Market System of the Nasdaq Stock Market.
     1.47 “Listing Date” means the date on which a Listing Event occurs.
     1.48 “Market Value” means the market value of the REIT Stock as of the date of a Listing Event, which shall be equal to the product of (a) the number of shares of REIT Stock issued and outstanding at the time of the Listing Event, multiplied by (b) the average Listed Market Price (as defined below) of a share of REIT Stock for the 30 trading days beginning on the 180th day after the Listing Date. The “Listed Market Price” of a share of REIT Stock for each such trading day shall be the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported on the national securities exchange on which the REIT Stock is listed for trading, or, if the REIT Stock is not listed for trading on a national securities exchange, as reported by the Nasdaq Stock Market.
     1.49 “Nasdaq Stock Market” means the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System.
     1.50 “NASAA Guidelines” means the North American Securities Administrators Association, Inc. Statement of Policy Regarding Real Estate Investment Trusts.
     1.51 “Net Capital Event Proceeds” means, with respect to any Partnership Asset (or portion thereof), the proceeds, if any, with respect to a Capital Transaction related to such Partnership Asset, net of (a) any costs and expenses incurred in connection with such Capital Transaction, (b) any of such proceeds which are used to repay indebtedness, (c) any insurance proceeds applied to restoration, repair or rebuilding, and (d) any proceeds of business interruption insurance, and after setting aside appropriate reserves, as determined by the General Partner in its sole and absolute discretion.
     1.52 “Net Sales Proceeds” means any Net Capital Event Proceeds other than proceeds from any transaction or event described under clause (b) of the definition herein of Capital Transaction; provided, that the receipt by the Partnership of Capital Contributions shall not constitute Net Sales Proceeds; and provided further that the proceeds of a Terminating Capital Transaction shall not constitute Net Sales Proceeds.
     1.53 “Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations.
     1.54 “Nonrecourse Liabilities” has the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.
     1.55 “Notice of Redemption Request” means a notice of redemption request substantially in the form of Exhibit B attached hereto.

     1.56 “Outside Limited Partners” means the Limited Partners, excluding the Initial Limited Partner, the Advisor and any Limited Partner that is an Affiliate of the General Partner or the Initial Limited Partner or the Advisor.
     1.57 “Partner” means a General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners, collectively.
     1.58 “Partner Minimum Gain” means an amount, with respect to each Partner’s Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).
     1.59 “Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).
     1.60 “Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(i)(2).
     1.61 “Partnership” means Landwin, L.P., and any successor thereto.
     1.62 “Partnership Asset” means the interest of the Partnership in any Entity or security (whether in corporate securities, equity, debt or hybrid securities, partnership or joint venture interests, other contractual rights or otherwise), or any other Real Estate Assets or other assets owned, directly or indirectly, by the Partnership, as determined by the General Partner.
     1.63 “Partnership Interest” means the entire ownership interest of a Partner in the Partnership at any particular time which represents a Capital Contribution by such Partner and which includes the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.
     1.64 “Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(d).
     1.65 “Partnership Record Date” means the record date established by the General Partner for the distribution by the Partnership of Available Operating Cash, Net Capital Event Proceeds or other Partnership Assets pursuant to Section 5.1 hereof, which record date shall be the same as the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution by the Partnership.

     1.66 “Partnership Unit” means a unit of Partnership Interest with the rights, powers and duties set forth herein, designated as such on Exhibit A and expressed in the number set forth on Exhibit A, as such exhibit may be amended from time to time.
     1.67 “Percentage Interest” means, as to each Partner, the percentage determined by dividing the total number of Partnership Units owned by such Partner by the aggregate number of Partnership Units then issued and outstanding, as set forth on Exhibit A, as such exhibit may be amended from time to time.
     1.68 “Permitted Transferee” means with respect to a Person, (a) any Affiliate of such Person, (b) the spouse of such Person or any ancestor, descendent or sibling of such Person or of the spouse of such Person, or (c) any trust for the benefit of such Person or any other person described in clause (b) of this Section 1.70.
     1.69 “Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such individual or Entity where the context so permits.
     1.70 “Profits” and “Losses” means, for each Fiscal Year or other period for which allocations to Partners are made, an amount equal to the Partnership’s taxable income or loss for such period determined in accordance with Federal income tax principles, with the following adjustments:
     (a) any income of the Partnership that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this provision shall be added to such taxable income or loss;
     (b) any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this provision, shall be subtracted from such taxable income or loss;
     (c) in the event the Carrying Value of any Partnership asset is adjusted pursuant to this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses, and shall be allocated in accordance with the provisions of Article 6;
     (d) Book Gain or Book Loss from a Capital Transaction shall be taken into account in lieu of any tax gain or tax loss recognized by the Partnership by reason of such Capital Transaction;
     (e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed as provided in this Agreement;

     (f) to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Partnership asset) or loss (if the adjustment decreases the basis of the Partnership asset) from the disposition of the Partnership asset and shall be taken into account for purposes of computing Profits or Losses; and
     (g) any items which are specially allocated pursuant to Section 6.2 shall not be taken into account in computing Profits or Losses.
     If the Partnership’s taxable income or loss for such Fiscal Year or other period, as adjusted in the manner provided above, is a positive amount, such amount shall be the Partnership’s Profits for such Fiscal Year or other period; and if a negative amount, such amount shall be the Partnership’s Losses for such Fiscal Year or other period.
     1.71 “Prohibited Transferee” means any Person who is a:
     (a) person or entity who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended;
     (b) person acting on behalf of, or an entity owned or controlled by, any government against whom the United States maintains economic sanctions or embargoes under the Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, including, but not limited to, the “Government of Sudan,” the “Government of Iran,” the “Government of Libya,” and the “Government of Iraq;” or
     (c) person or entity subject to additional restrictions imposed by the following statutes or Regulations and Executive Orders issued thereunder: the Trading with the Enemy Act, 50 U.S.C. app. §§1 et. seq., the Iraq Sanctions Act, Pub. L. 101-513, Title V, §§ 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. §§ 1601 et. seq., the Antiterrorism and Effective Death Penalty Act of 1996, Pub. L. 104-132, 110 Stat. 1214-1319, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the United Nations Participation Act, 22 U.S.C. § 287c, the International Security and Development Cooperation Act, 22 U.S.C. § 2349aa-9, the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. §§ 1901 et. seq., the Iran and Libya
     Sanctions Act of 1996, Pub. L. 104-172, 110 Stat. 1541, the Cuban Democracy Act, 22 U.S.C. §§ 6001 et seq., the Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. §§ 6021-

91, and the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104-208, 110 Stat. 3009-172, or any other law of similar import as to any non-U.S. country, as each such Act or law has been or may be amended, adjusted, modified, or reviewed from time to time.
     1.72 “Real Estate Assets” means unimproved and improved real property, real estate-related assets and any direct or indirect interest therein (including, without limitation, fee or leasehold interests, options, leases, partnership and joint venture interests, equity and debt securities of entities that own real estate, first or second mortgages on real property, mezzanine loans secured by junior liens on real property, preferred equity interests secured by a property owner’s interest in real property and other contractual rights in real estate).
     1.73 “Redeeming Partner” has the meaning set forth in Section 8.6.
     1.74 “Redemption Amount” means either the Cash Amount or the REIT Stock Amount, as determined by the General Partner or Landwin REIT in its sole and absolute discretion.
     1.75 “Redemption Right” has the meaning set forth in Section 8.6.
     1.76 “Registration Statement” means the Registration Statement on Form S-11 to be filed by Landwin REIT with the Securities and Exchange Commission, and any amendments thereto made at any time.
     1.77 “REIT” means a “real estate investment trust” as defined under Section 856 of the Code.
     1.78 “REIT Notice” has the meaning set forth in Section 8.6(g).
     1.79 “REIT Requirements” has the meaning set forth in Section 5.2.
     1.80 “REIT Stock” means the Common Stock and all other shares of capital stock of Landwin REIT.
     1.81 “REIT Stock Amount” means a number of shares of REIT Stock equal to the number of Partnership Units offered for redemption by a Redeeming Partner; provided that in the event that Landwin REIT issues to all holders of REIT Stock rights, options, warrants, or convertible or exchangeable securities entitling stockholders of Landwin REIT to acquire REIT Stock, or any other securities or property (collectively, the “rights”), then the REIT Stock Amount shall also include such rights that a holder of that number of shares of REIT Stock would be entitled to receive.
     1.82 “Securities Act” means the Securities Act of 1933, as amended.

     1.83 “Specified Redemption Date” means the tenth (10th) Business Day after receipt by the General Partner of a Notice of Redemption Request (or, in the case of Landwin REIT exercising the Redemption Right, after the date of Landwin REIT’s receipt of a REIT Notice).
     1.84 “Stock Option Plans” means, collectively, any and all plans adopted from time to time by Landwin REIT pursuant to which REIT Stock is issued, or options to acquire REIT Stock are granted, to employees or directors of Landwin REIT, employees of the Partnership or employees of their respective Affiliates in consideration for services or future services.
     1.85 “Subsidiary” means, with respect to any Person, any Entity of which a majority of the voting power or the voting equity securities, and/or the outstanding equity interests (whether or not voting), is owned, directly or indirectly, by such Person.
     1.86 “Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4 hereof.
     1.87 “Terminating Capital Transaction” means any sale or other disposition (other than a deemed disposition pursuant to Code Section 708(b)(1)(B) and the Treasury Regulations thereunder) of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.
     1.88 “Transfer” means to give, sell, assign, pledge, hypothecate, devise, bequeath, or otherwise dispose of, transfer, or permit to be transferred, during life or at death. The word “Transfer,” when used as a noun, shall mean any Transfer transaction.
     1.89 “Treasury Regulations” means the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time (it being understood that all references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations).
     1.90 “Unrecovered Contribution Account” means, with respect to the Landwin Partners, as of any relevant date, the excess of (i) the aggregate amount of cash contributed or deemed contributed by the Landwin Partners to the Partnership pursuant to the provisions of Article IV as of such date, over (ii) the sum of (A) the cumulative distributions of Available Cash and Net Capital Event Proceeds made to the Landwin Partners prior to such relevant date pursuant to Section 5.1 hereof, and (B) the cumulative amounts paid to the Landwin Partners in redemption of its Partnership Units pursuant to Section 8.6(g) as of such date. All amounts distributed and paid to the Landwin Partners pursuant to Sections 5.1 and 8.6(g) shall first be applied to reduce the Unrecovered Contribution Account of the Landwin Partners until the balance of such Unrecovered Contribution Account equals zero ($0), and then shall be applied to reduce the 6% Return Account of the Landwin Partners.

     1.91 “Valuation Date” means the date of receipt by the General Partner of a Notice of Redemption Request (or, in the case of Landwin REIT exercising the Redemption Right, the date of Landwin REIT’s receipt of a REIT Notice) or, if such date is not a Business Day, the first Business Day thereafter.
     1.92 “Value” means, with respect to a share of REIT Stock, (a) if REIT Stock is traded on a national securities exchange, reported through the Nasdaq Stock Market or otherwise traded over-the-counter, the average of the daily Market Price (as defined below) for shares of REIT Stock for the ten (10) consecutive trading days immediately preceding the Valuation Date, or (b) if REIT Stock is not traded in a manner described in clause (a), the value of a share of REIT Stock as determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. The “Market Price” for each such trading day shall be (i) the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by Landwin REIT; or (ii) if no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by Landwin REIT, or (iii) if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported. In the event the REIT Stock Amount includes rights that a holder of REIT Stock would be entitled to receive, then the Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.
ARTICLE II
ORGANIZATIONAL MATTERS
     2.1 Formation
     The Partnership is a limited partnership organized pursuant to the provision of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.
     2.2 Name
     The name of the Partnership is Landwin, L.P. The Partnership’s business may be conducted under such name or under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner, acting in its sole and absolute discretion without the Consent of any Limited Partner, may change the name of the Partnership. The General Partner shall notify the Limited Partners of any such name change in the next regular communication to the Limited Partners. Upon termination of the Partnership or the termination, resignation or withdrawal of the Initial Limited Partner as the Advisor, all of the Partnership’s right, title and interest in and to the use of the name “Landwin, L.P.” and any variation thereof, shall become the property of the Initial Limited Partner, and if requested to do so by the Initial Limited Partner, the Partnership shall change the name of the Partnership to exclude the term “Landwin.” Neither the Partnership nor any Limited Partner shall have any right or interest in and to the use of any such name or mark.
     2.3 Registered Office and Agent
     The address of the registered office of the Partnership in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, or such other place as may be designated from time to time by the General Partner. The name of the registered agent for service of process on the Partnership in the State of Delaware at such address shall be The Corporation Trust Company, or such other Person as may be designated from time to time by the General Partner.
     2.4 Principal Place of Business
     The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable. The principal office of the Partnership shall be 17200 Ventura Blvd., Suite 206, Encino, California 91316 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
     2.5 Term and Termination
     The term of the Partnership shall commence on the date hereof and shall continue until December 31, 2035, unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.
     2.6 Power of Attorney
     (a) Each Limited Partner and each Assignee who accepts Partnership Units (or any other Partnership Interest or any rights, benefits or privileges associated therewith) is deemed to irrevocably constitute and appoint the General Partner, any Liquidator and authorized officers and attorneys-in-fact of each, and each such Person acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:
     (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices:

     (A) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property, including, without limitation, any documents necessary or advisable to convey any Contributed Property to the Partnership;
     (B) all instruments that the General Partner or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms;
     (C) all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation;
     (D) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, 12 or 13 hereof or any Capital Contribution of any Partner;
     (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests;
     (F) all amendments to this Agreement as provided in Article 14 hereof; and
     (G) all other instruments that may be required by law to be filed on behalf of or relating to the Partnership and that are not inconsistent with this Agreement; and
     (ii) execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.
     Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

     (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and/or the Transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives.
     (c) Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney.
     (d) Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.
     (e) Any Person dealing with the Partnership may conclusively presume and rely upon the fact that any instrument referred to in this Section 2.6, executed by the General Partner or the Liquidator acting as attorney-in-fact, is authorized by and binding on the Partnership, without further inquiry.
     2.7 Effectiveness of this Agreement
     This Agreement shall govern the operations of the Partnership and the rights and restrictions applicable to the Partners, to the extent permitted by law. Pursuant to Section 17-101(12) of the Act, all Persons who become holders of Partnership Interests shall be bound by the provisions of this Agreement. The execution by a Person of this Agreement and acceptance thereof by the General Partner in accordance with the terms of this Agreement or the receipt of Partnership Interests by a Person as a successor or assign of an existing Partner and the consent of the General Partner to the admission of such Person as a Substituted Limited Partner in accordance with the terms of this Agreement shall be deemed to constitute a request that the records of the Partnership reflect such admission, and shall be deemed to be a sufficient act to comply with the requirements of Section 17-101(12) of the Act and to so cause that Person to become a Partner as of the date of acceptance of its Capital Contribution by the Partnership and to bind that Person to the terms and conditions of this Agreement (and to entitle that Person to the rights of a Partner hereunder).
ARTICLE III
PURPOSE AND POWERS

     3.1 Purpose and Business
     The purpose and nature of the business to be conducted by the Partnership is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act including, without limitation, to engage in the following activities:
     (a) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of or deal with Real Estate Assets;
     (b) to acquire, hold, own, develop, construct, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of or deal with other real and personal property of all kinds;
     (c) acquire own, hold for investment and ultimately dispose of general and limited partner interests, and stock, warrants, options or other equity and debt interests in Entities, and exercise all rights and powers granted to the owner of any such interests;
     (d) make any type of investment and engage in any other lawful act or activity for which limited partnerships may be formed under the Act, and by such statement all lawful acts and activities shall be within the purposes of the Partnership;
     (e) to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership; and
     (f) to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes;
provided, however, that such business shall be limited to and conducted in such a manner as to permit Landwin REIT at all times to be classified as a REIT, unless Landwin REIT determines not to qualify as a REIT or ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership. In furtherance thereof, unless Landwin REIT determines not to qualify as a REIT or ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership, the Partnership shall not take, or refrain from taking, any action which in the judgment of Landwin REIT, in its sole and absolute discretion, (i) could adversely affect the ability of Landwin REIT to achieve or maintain qualification as a REIT or (ii) could subject Landwin REIT to any additional taxes under Section 857 or Section 4981 of the Code.
     3.2 Powers
     (a) The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 3.1 and for the protection and benefit of the Partnership including, without limitation, full power and authority to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other Lien, and, directly or indirectly, to acquire, hold, own, develop, construct, improve, maintain and operate Real Estate Assets, and to sell, lease, transfer, encumber, convey, exchange and otherwise dispose of Real Estate Assets.
     (b) The General Partner also is empowered to do any and all acts and things necessary, appropriate or advisable to ensure that the Partnership will not be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code, including, but not limited to, imposing restrictions on Transfers of Partnership Units.
ARTICLE IV
CAPITAL CONTRIBUTIONS; PARTNERSHIP UNITS; ADDITIONAL FUNDS
     4.1 Capital Contributions of the Partners
     (a) Initial Capital Contributions. The General Partner, the Initial Limited Partner and the Advisor have made or shall make on the Effective Date, the Capital Contributions as set forth on Exhibit A to this Agreement in exchange for the number of Partnership Units set forth opposite their names on Exhibit A. At such time as Additional Limited Partners are admitted to the Partnership, each such Additional Limited Partner shall make Capital Contributions in the amount set forth opposite such Limited Partner’s name on Exhibit A, as it shall be amended at the time of such contribution.
     (b) Deemed Capital Contributions. To the extent the Partnership acquires any property by the merger of any other Person into the Partnership or the contribution of assets by any other Person to the Partnership, Persons who receive Partnership Interests in exchange for their interests in the Person merging into or contributing assets to the Partnership shall become Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement or contribution agreement and as set forth in Exhibit A, as it shall be amended to reflect such deemed Capital Contributions.
     (c) Partnership Units. Each Partner shall own Partnership Units in the amounts set forth for such Partner in Exhibit A and shall have a Percentage Interest in the Partnership as set forth in Exhibit A, which Percentage Interest shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately redemptions, additional Capital Contributions, the issuance of additional Partnership Units or similar events having an effect on the number of Partnership Units held by, and the Percentage Interest of, any Partner. Each Partnership Unit shall entitle the holder thereof to one vote on all matters on which the Partners (or any portion of the Partners) are entitled to vote under this Agreement.
     (d) No Additional Capital Contributions. Except as provided in Sections 4.3(a) and 10.5, the Partners shall have no obligation to make any additional Capital Contributions or provide any additional funding to the Partnership (whether in the form of loans or otherwise) and no Partner shall have any obligation to restore any deficit that may exist in its Capital Account, either upon a liquidation of the Partnership or otherwise.
     4.2 Issuance of Additional Partnership Interests
     (a) The General Partner is authorized to cause the Partnership to issue additional Partnership Interests (or options or warrants to acquire Partnership Interests) in the form of Partnership Units or other Partnership Interests in one or more series or classes to any Persons at any time or from time to time, on such terms and conditions as the General Partner shall establish in each case in its sole and absolute discretion subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each class or series of Partnership Interests, (ii) the right of each class or series of Partnership Interests to share in Partnership distributions, and (iii) the rights of each class or series of Partnership Interest upon dissolution and liquidation of the Partnership; provided, that, no such Partnership Interests shall be issued to the General Partner unless either (A) the Partnership Interests are issued pursuant to Section 4.3, or (B) the additional Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Percentage Interests in such class.
     (b) Subject to the limitations set forth in Sections 4.2(a) and 4.3(a), the General Partner may take such steps as it, in its sole and absolute discretion, deems necessary or appropriate to admit any Person as a Limited Partner of the Partnership in accordance with Section 12.2 or to issue any Partnership Interests, including, without limitation, amending the Certificate, Exhibit A or any other provision of this Agreement.
     (c) Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Interests (or options to acquire Partnership Interests) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the interest of the Partnership and the Partners (for example, and not by way of limitation, the issuance of Partnership Units in connection with a Stock Option Plan providing for employee purchases of REIT Stock and corresponding Partnership Units at a discount from fair market value or employee options that have an exercise price that is less than the fair market value of the REIT Stock and corresponding Partnership Units covered by the option, either at the time of issuance or at the time of exercise).
     4.3 Issuance of Securities by Landwin REIT
     (a) General. Landwin REIT shall not issue any debt securities, preferred stock, Common Stock, any other class of REIT Stock or rights, options, warrants or other securities convertible into or exchangeable for preferred stock, Common Stock or any other class of REIT Stock (collectively, “Securities”), other than (1) as payment of the REIT Stock Amount in connection with a redemption of Partnership Units pursuant to Section 8.6, (2) upon the conversion, exchange or exercise of other outstanding securities of Landwin REIT in accordance with the terms of such securities, or (3) to all holders of REIT Stock on a pro rata basis, unless Landwin REIT shall:
     (i) in the case of REIT Stock or other equity Securities other than Securities described in clause (ii) below, (A) contribute to the Partnership the proceeds of or consideration (including any property or other non-cash assets) received upon the issuance of such Securities, and (B) receive from the Partnership in consideration for such contributions Partnership Interests with the same terms and conditions, including dividend, dividend priority and liquidation preference, as are applicable to such Securities (including, for purposes of clarification, Partnership Units in the case of any issuance of Common Stock by Landwin REIT);
     (ii) in the case of options, warrants or other rights to purchase REIT Stock, or other equity securities convertible into or exchangeable for REIT Stock, (A) contribute to the Partnership the proceeds of or consideration (including any property or other non-cash assets) received upon the issuance of such equity Securities, and (B) receive from the Partnership in consideration for such contributions a number of options, warrants or other rights to purchase Partnership Interests equal to the number of such Securities issued by Landwin REIT, with equivalent rights, preferences and limitations to the terms of such equity Securities; and
     (iii) in the case of debt securities, lend to the Partnership the proceeds of or consideration received for such Securities on the same terms and conditions, including interest rate and repayment schedule, as shall be applicable with respect to or incurred in connection with the issuance of such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable).
     (b) Splits. The Partnership shall (i) make a distribution in Partnership Units, (ii) subdivide its outstanding Partnership Units, or (iii) combine its outstanding Partnership Units into a smaller number of Partnership Units, in the event Landwin REIT takes an analogous action with respect to the Common Stock. The intent of the previous sentence is that one Partnership Unit remains the economic equivalent of one share of Common Stock without dilution. If the General Partner or Landwin REIT determines that it is necessary or desirable to make any filings under the Act or otherwise in order to reference the existence of such action, the General Partner or Landwin REIT may cause such filings to be made, which filings might take the form of amendments to the Certificate; provided, however, that, unless specifically required by this Agreement or the Act after giving effect to the terms of this Agreement, no approval or consent of any Partners shall be required in connection with the making of any such filing.
     (c) Treatment of Proceeds. If the proceeds actually received by Landwin REIT in connection with an issuance of Securities by Landwin REIT are less than the gross proceeds of such offering, grant, award or issuance as a result of any underwriter’s discounts, commissions or other fees or expenses paid or incurred in connection with such offering, grant, award or issuance, then Landwin REIT shall be deemed to have made a Capital Contribution to the Partnership in the amount of the gross proceeds of such offering, grant, award or issuance and the Partnership shall be deemed simultaneously to have paid pursuant to Section 7.3(c) for the amount of such expenses.
     4.4 Additional Funds
     (a) The sums of money required to finance the business and affairs of the Partnership shall be derived from the initial Capital Contributions made to the Partnership by the Partners as set forth in Section 4.1 and from funds generated from the operation and business of the Partnership.
     (b) In the event additional financing is needed from sources other than as set forth in Section 4.4(a) for any reason, the General Partner may, in its sole and absolute discretion, in such amounts and at such times as it solely shall determine to be necessary or appropriate:
     (i) cause the Partnership to issue additional Partnership Interests and admit additional Limited Partners to the Partnership in accordance with Section 4.2;
     (ii) make additional Capital Contributions to the Partnership (subject to the provisions of Section 4.3(a));
     (iii) cause the Partnership to borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit or otherwise borrow money on a secured or unsecured basis;
     (iv) make a loan or loans to the Partnership (subject to Section 4.3(a)); or
     (v) cause the Partnership to sell any assets or properties directly or indirectly owned by the Partnership.
     4.5 No Third-Party Beneficiary
     No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligations of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.
     4.6 No Interest
     No Partner shall be entitled to interest on any Capital Contribution or on such Partner’s Capital Account.

     4.7 No Preemptive Rights
     Subject to any preemptive rights that may be granted in connection with the issuance of Partnership Interests under Section 4.3(a), no Person shall have any preemptive or other similar right with respect to any:
     (a) additional Capital Contributions or loans to the Partnership; or
     (b) issuance or sale of any Partnership Units or other Partnership Interests.
     4.8 Capital Accounts; Adjustments to Carrying Values
     (a) Capital Accounts. The Partnership shall establish and maintain throughout the life of the Partnership for each Partner a separate “Capital Account” in accordance with Treasury Regulations Section 1.704-1(b). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all Profits and other items of income and gain specially allocated to such Partner pursuant to Section 6.2, and decreased by (1) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to this Agreement and (2) all Losses and other items of loss and deduction specially allocated to such Partner pursuant to Section 6.2 of this Agreement. Any other Partnership item which is required or authorized under Treasury Regulation Section 1.704-1(b) to be reflected in Capital Accounts shall be so reflected.
     (b) Adjustments to Carrying Values. Consistent with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in this Section 4.8(b), the Carrying Values of all Partnership Assets shall be adjusted upward or downward to reflect any Book Gains or Book Losses attributable to such Partnership Asset, as of the times of the adjustments provided in this Section 4.8(b), as if such Book Gain or Book Loss had been recognized on an actual sale of each such Partnership Asset and allocated pursuant to Section 6.1. Such adjustments shall be made as of the following times: (i) as of the end of the calendar quarter immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution or in exchange for services performed to or for the benefit of the Partnership; (ii) as of the end of the calendar quarter immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; (iii) upon the occurrence of a Listing Event if the Advisor is entitled to a distribution under Section 5.1(d) as a result of such event, and (iv) at such other times as the General Partner may determine so long as such adjustment is made under generally accepted industry accounting practices within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5). In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e), the Carrying Values of Partnership assets distributed in kind shall be adjusted upward or downward to reflect any Book Gain or Book Loss attributable to such Partnership Asset, as of the time any such asset is distributed. If the Carrying Values of the Partnership Assets are adjusted as a result of a Listing Event, the total Carrying Value of all

Partnership Assets shall be deemed to equal the Market Value plus the total amount of liabilities of the Partnership as of the date of the Listing Event.
ARTICLE V
DISTRIBUTIONS
     5.1 Distributions
     (a) General. Subject to the provisions of Sections 5.3, 5.4, 8.6(b), 11.6(d) and 13.2, the General Partner shall cause the Partnership to distribute to the Partners as of the applicable Partnership Record Date, at such times as the General Partner shall determine, amounts of Available Operating Cash, Net Sales Proceeds and Net Capital Event Proceeds in the manner set forth in this Section 5.1.
     (b) Available Operating Cash. Available Operating Cash shall be distributed to the Partners as determined by the General Partner in its sole and absolute discretion in accordance with their respective Percentage Interests as of the applicable Partnership Record Date.
     (c) Net Sales Proceeds and Net Capital Event Proceeds. Net Sales Proceeds shall be distributed to the Partners as determined by the General Partner in its sole and absolute discretion in accordance with their respective Percentage Interests as of the applicable Partnership Record Date until the Unrecovered Contribution Account and 6% Return Account of the Landwin Partners has been reduced to zero ($0). Thereafter, provided that the Advisory Agreement has not been terminated, 15% of any Net Sales Proceeds shall be distributed to the Advisor (such distributions, the “Advisor Participation in Sales Proceeds”), and 85% of such Net Sales Proceeds shall be distributed to the Partners as determined by the General Partner in its sole and absolute discretion in accordance with their respective Percentage Interests as of the applicable Partnership Record Date. In the event that the Advisory Agreement has been terminated, the Net Sales Proceeds described in the prior sentence shall be distributed to the Partners as determined by the General Partner in its sole and absolute discretion in accordance with their respective Percentage Interests as of the applicable Partnership Record Date. Any Net Capital Event Proceeds in excess of Net Sales Proceeds shall be distributed to the Partners as determined by the General Partner in its sole and absolute discretion in accordance with their respective Percentage Interests as of the applicable Partnership Record Date.
     (d) Distribution to Advisor Upon Listing. Upon a Listing Event, the Advisor shall no longer be entitled to any distributions of the Advisor Participation in Sales Proceeds under Section 5.1(c). If the Advisor has not been terminated under the Advisory Agreement as of the Listing Date, the Advisor shall receive a distribution, which shall be paid within five (5) Business Days of the determination of the Market Value, in an amount equal to 10% of the amount, if any, by which (i) the Market Value plus the cumulative distributions made to the Landwin Partners from the inception of the Partnership through the Listing Date exceeds (ii) the sum of (A) the Invested Capital of the Landwin Partners as of the Listing Date, and (B) the 6%

Return that has accrued with respect to the Invested Capital of the Landwin Partners from the inception of the Partnership through the Listing Date.
     5.2 Qualification as a REIT
     The General Partner shall take such action as it deems necessary or advisable to cause the Partnership to distribute sufficient amounts under this Article 5 to enable Landwin REIT to pay stockholder dividends that will enable Landwin REIT to (a) satisfy the requirements for qualification as a REIT under the Code and the Treasury Regulations (the “REIT Requirements”), and (b) avoid any Federal income or excise tax liability; provided, however, the General Partner shall not be bound to comply with this covenant to the extent such distributions would violate applicable Delaware law.
     5.3 Withholding
     With respect to any withholding tax or other similar tax liability or obligation to which the Partnership may be subject as a result of any act by or status of any Partner or to which the Partnership becomes subject with respect to any Partnership Interest, the Partnership shall have the right to withhold amounts of Available Operating Cash, Net Capital Event Proceeds or other Partnership Assets distributable to such Partner or with respect to such Partnership Interests, to the extent of the amount of such withholding tax or other similar tax liability or obligation pursuant to the provisions contained in Section 10.5.
     5.4 Additional Partnership Interests
     If the Partnership issues Partnership Interests in accordance with Section 4.2 or 4.3, the distribution priorities set forth in Section 5.1 shall be amended, as necessary, to reflect any distribution priority of such Partnership Interests and corresponding amendments shall be made to the provisions of Article 6. If a new or existing Partner acquires an additional Partnership Interest in exchange for a Capital Contribution on any date other than a Partnership Record Date, such Partner shall not be entitled to any distributions with respect to such additional Partnership Interest until the first Partnership Record Date following the date of such issuance.
ARTICLE VI
ALLOCATIONS
     6.1 Allocation of Profits and Net Losses
     (a) General. Except as otherwise provided in this Article 6 and in Section 11.6(c), and after making any special allocations under Section 6.2, Profits and Losses for each Fiscal Year shall be allocated among the Partners in accordance with their respective Percentage Interests as of the end of such Fiscal Year, subject to any rights of holders of Partnership Interests other than Partnership Units.

     (b) Adjustment. If the amount of Losses for any Fiscal Year that otherwise would be allocated to a Partner under Section 6.1(a) or this Section 6.1(b) would cause or increase an Adjusted Capital Account Deficit of such Partner as of the last day of such Fiscal Year (after all other allocations have been made pursuant to this Article 6), then such Partner shall be allocated that amount of Losses which does not cause or increase such Adjusted Capital Account Deficit, and the remainder of such Losses that would have been allocated to such Partner shall be allocated to the other Partners in proportion to their Percentage Interests.
     6.2 Special Allocations
     Notwithstanding any provisions of Section 6.1, the following special allocations shall be made in the following order of priority:
     (a) Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in Partnership Minimum Gain for any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain to the extent required by Treasury Regulations Section 1.704-2(f). The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and (j)(2) of the Treasury Regulations. This subparagraph is intended to comply with the minimum gain chargeback requirement in said section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.
     (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Partner Minimum Gain attributable to such Partner Nonrecourse Debt to the extent and in the manner required by Section 1.704-2(i) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Treasury Regulations. This subparagraph is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph shall be made in proportion to the respective amounts to be allocated to each Partner pursuant hereto.
     (c) Qualified Income Offset. In the event a Partner unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Sections 1.704 1(b)(2)(ii)(d)(4), (5) and (6) that causes or increases an Adjusted Capital Account Deficit, gross items of income and gain shall be specially allocated to such Partner so as to eliminate such Adjusted Capital Account Deficit as quickly as possible. This subparagraph is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.
     (d) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partners in accordance with their respective Percentage Interests.
     (e) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any Fiscal Year with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partners that bear the economic risk of loss for such Partner Nonrecourse Debt (as determined under Sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Treasury Regulations).
     (f) Allocations of Book Gain to Advisor.
     (i) If the Partnership distributes Net Capital Event Proceeds to the Advisor pursuant to Section 5.1(c) during any Fiscal year, then any Book Gain realized by the Partnership for such Fiscal Year and, if necessary, for subsequent Fiscal Years, shall be allocated to the Advisor until the cumulative Book Gain allocated to the Advisor under this Section 6.2(f)(i) is equal to the cumulative Net Capital Event Proceeds distributed to the Advisor pursuant to Section 5.1(c).
     (ii) If a Listing Event occurs and the Advisor is entitled to a distribution under Section 5.1(d), then any Book Gain attributable to the adjustment to Carrying Values required under Section 4.8(b) shall be allocated to the Advisor until the cumulative Book Gain allocated to the Advisor under this Section 6.2(f)(ii) is equal to the amount to which the Advisor is entitled under Section 5.1(d). If there is insufficient Book Gain attributable to such adjustment to Carrying Values to allocate the full amount to be allocated to the Advisor under the immediately preceding sentence, then any subsequent Book Gain realized by the Partnership shall be allocated to the Advisor in an amount equal to such shortfall.
     (g) Curative Allocations. The allocations set forth in Section 6.1(b) and Sections 6.2(a) through (e) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 6.2(g). Therefore, notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 6.1(a) and 6.2(f). In exercising its discretion under this Section 6.2(g), the General Partner shall take into account future Regulatory Allocations under Sections

6.2(a) and 6.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 6.2(d) and 6.2(e).
     (h) Changes in Interest. If during any Fiscal Year there is a change in any Partner’s Percentage Interest, then for purposes of determining the Profits, Losses, or any other items allocable to such Partner for such Fiscal Year, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Treasury Regulations thereunder.
     6.3 Tax Allocations
     (a) Except as otherwise provided in this Section 6.3, items of Partnership income, gain, loss and deduction shall be determined in accordance with Code Section 703, and the Partners’ distributive shares of such items for purposes of Code Section 702 shall be determined according to their respective shares of Profits or Losses to which such items relate.
     (b) Items of Partnership taxable income, gain, loss and deduction with respect to any Contributed Property contributed by a Partner shall be allocated among the Partners in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Partnership for Federal income tax purposes and its Carrying Value. Such allocations shall be made using any method chosen by the General Partner that is permitted by applicable Treasury Regulations.
     (c) If the Carrying Value of any asset of the Partnership is adjusted pursuant to Section 4.8(b), subsequent allocations of items of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Carrying Value. Such allocations shall be made using any method chosen by the General Partner that is permitted by applicable Treasury Regulations, as determined by the General Partner.
     (d) Allocations pursuant to this Section 6.3 are solely for purposes of Federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, distributions or other Partnership items pursuant to any provision of this Agreement.
     6.4 Revisions to Allocations to Reflect Issuance of Partnership Interests
     If the Partnership issues Partnership Interests to the General Partner or any additional Limited Partner pursuant to Article 4, the General Partner shall make any such revisions to this Article 6 as it deems necessary to reflect the terms of the issuance of such Partnership Interests, including making preferential allocations to classes of Partnership Interests that are entitled thereto. Such revisions shall not require the consent or approval of any other Partner.

ARTICLE VII
MANAGEMENT AND OPERATIONS OF BUSINESS
     7.1 Management
     (a) Management By the General Partner. Except as otherwise expressly provided in this Agreement, full, complete and exclusive discretion to manage and control the business and affairs of the Partnership are and shall be vested in the General Partner, and no Limited Partner other than the Advisor shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause.
     (b) Power and Authority of the General Partner. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:
     (i) (A) the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit Landwin REIT (so long as Landwin REIT qualifies as a REIT) to (1) avoid the payment of any Federal income or excise tax (including any excise tax pursuant to Section 4981 of the Code) and (2) make distributions to its stockholders in amounts sufficient to permit Landwin REIT to maintain REIT status), (B) the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, (C) the issuance of any evidence of indebtedness (including the securing of the same by deed, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets), and (D) the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership, including the payment of all expenses associated with the General Partner;
     (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership or the General Partner;
     (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets, including Real Estate Assets, of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity on such terms as the General Partner deems proper;

     (iv) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms the General Partner sees fit, including, without limitation,
     (A) the financing of the conduct of the operations of the General Partner, Landwin REIT, the Partnership or any of the Partnership’s Subsidiaries,
     (B) the lending of funds to other Persons (including, without limitation, the Subsidiaries of the Partnership and/or the General Partner) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and
     (C) the making of capital contributions to the Partnership’s Subsidiaries;
     (v) the development, expansion, construction, management, operation, leasing, repair, alteration, demolition or improvement of any real property in which the Partnership or any Subsidiary of the Partnership owns a direct or indirect interest;
     (vi) the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;
     (vii) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;
     (viii) the holding, management, investment and reinvestment of cash and other assets of the Partnership;
     (ix) the collection and receipt of revenues and income of the Partnership;
     (x) the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer” of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or engagement;
     (xi) the formation of, or acquisition of an interest (including non-voting interests in entities controlled by Affiliates of the Partnership or third parties) in, and the contribution of property to, any other Entities that the General Partner deems desirable

(including, without limitation, the acquisition of interests in, and the contributions of funds or property to, or making of loans to, Subsidiaries of the Partnership and any other Person from time to time), or the incurrence of indebtedness on behalf of such Persons or the guarantee of the obligations of such Persons; provided that, as long as Landwin REIT has determined to elect to qualify as a REIT or to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause Landwin REIT to fail to qualify as a REIT;
     (xii) the control of any matters affecting the rights and obligations of the Partnership, including:
     (A) the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership,
     (B) the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and
     (C) the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expenses, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
     (xiii) the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);
     (xiv) the determination of the fair market value of any Partnership Assets distributed in kind using such reasonable method of valuation as the General Partner, in its sole discretion, may adopt;
     (xv) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;
     (xvi) the exercise of any of the powers of the General Partner enumerated in this Agreement or the undertaking of any action on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;
     (xvii) the making, execution and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate, in the judgment of the General Partner, for the accomplishment of any of the foregoing;
     (xviii) the issuance of additional Partnership Interests in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4 hereof;
     (xix) the opening of bank accounts on behalf of, and in the name of, the Partnership and its Subsidiaries; and
     (xx) the amendment and restatement of Exhibit A to reflect accurately at all times the Capital Contributions of, Partnership Units held by and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect any Capital Contributions, redemptions, issuance of Partnership Units, admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment of this Agreement, as long as the matter or event being reflected in Exhibit A otherwise is authorized by this Agreement.
     (c) Advisor. The General Partner and Landwin REIT have engaged the Advisor to serve as the advisor to the Partnership and Landwin REIT pursuant to the terms and conditions of the Advisory Agreement. In consideration for the services to be provided to the Partnership and the General Partner, the Advisor will receive the fees described in the Advisory Agreement. In addition, the Advisor is entitled to receive distributions of the Advisor Participation in Sales Proceeds under Section 5.1(c) hereof, and distributions upon a Listing Event under Section 5.1(d) hereof.
     (d) Insurance. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain:
     (i) casualty, liability and other insurance on the Real Estate Assets of the Partnership;
     (ii) liability insurance for the Indemnitees hereunder; and
     (iii) such other insurance as the General Partner, in its sole and absolute discretion, determines to be appropriate and reasonable.
     (e) Working Capital and Other Reserves. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amount as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

     7.2 Certificate of Limited Partnership
     The General Partner has previously filed the Certificate with the Secretary of State of Delaware as required by the Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5(a)(iv) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.
     7.3 Reimbursement of the General Partner
     (a) No Compensation. Except as provided in this Section 7.3 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.
     (b) Responsibility for Partnership Expenses. The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s organization and the ownership and operation of the Partnership Assets. The General Partner shall be reimbursed on a monthly basis, or such other basis as it may determine in its sole and absolute discretion, for all expenses that it incurs on behalf of the Partnership relating to the ownership and operation of the Partnership Assets, or for the benefit of the Partnership; provided, that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.6 hereof.
     (c) Responsibility for General Partner Expenses. The General Partner shall also be reimbursed for (i) all expenses related to the operations of the General Partner and to the management and administration of any Subsidiaries of the General Partner, Landwin REIT or the Partnership or Affiliates of the Partnership, such as auditing expenses and filing fees and any and all salaries, compensation and expenses of officers and employees of the General Partner, Landwin REIT or the Partnership and (ii) all expenses the General Partner incurs relating to the organization and/or reorganization of the Partnership, Landwin REIT and the General Partner, the public offering of REIT Stock by Landwin REIT, and any other offering, grant, award or issuance of REIT Stock or additional Partnership Interests pursuant to Section 4.2 or 4.3, including all expenses associated with compliance by the General Partner, Landwin REIT and the Initial Limited Partner with laws, rules and regulations promulgated by any regulatory body.
     (d) Business of the General Partner. The Limited Partners acknowledge that the sole business of the General Partner and Landwin REIT is the ownership of direct or indirect interests in, and the direct or indirect operation of, the Partnership, and that all of the expenses of the General Partner and Landwin REIT are incurred for the benefit of the Partnership.
     (e) Characterization of Reimbursements. All payments and reimbursements hereunder shall be characterized for Federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.
     7.4 Acquisition of Limited Partner Interests by the General Partner
     The General Partner and any Affiliates of the General Partner may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.
     7.5 Transactions with Affiliates
     (a) Transactions with Subsidiaries. The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Subsidiaries and Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.
     (b) Certain Transactions with the Advisor and its Affiliates. Notwithstanding anything to the contrary in this Agreement, the General Partner shall not cause the Partnership, directly or indirectly, to Transfer any property to, purchase any property from, loan any money to, borrow any money from or enter into any other transaction with the Advisor or any of its Affiliates, or any director of the General Partner or of Landwin REIT, except in accordance with the procedures set forth in Articles X and XI of the Articles of Incorporation for transactions between the General Partner and the Advisor or its Affiliates.
     (c) Benefit Plans Sponsored by the Partnership. The General Partner or Landwin REIT, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, option or other equity incentive plans, and similar plans funded by the Partnership for the benefit of employees of the Partnership, Landwin REIT, the General Partner, any Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, Landwin REIT, the General Partner, any Subsidiaries of the Partnership or any of their respective Affiliates.

     7.6 Indemnification
     (a) General. Subject to the limitations of Section 7.6(b), to the maximum extent permitted under the Act in effect from time to time and subject to the limitations of Section II.G. of the NASAA Guidelines, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, reasonable attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, “Claims”), that relate to the operations of the Partnership, Landwin REIT, the General Partner or any of the Partnership’s Subsidiaries in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that in no event shall this Section 7.6(a) enlarge the indemnification permitted below under Section 7.6(b). The Partnership will reimburse Landwin REIT for any amounts paid in satisfaction of indemnification obligations under the Articles of Incorporation.
     (b) Limitation. Notwithstanding any provision hereof to the contrary:
     (i) the Partnership will not indemnify any Indemnitee unless:
     (A) the Indemnitee has determined in good faith that the course of conduct which caused the loss, liability or expenses was in the best interests of the Partnership;
     (B) the Indemnitee was acting on behalf of the Partnership or performing services for the Partnership;
     (C) such Claim was not the result of:
     (1) with respect to the General Partner, the gross negligence, willful misconduct or fraud of the General Partner;
     (2) with respect to any Limited Partner, the gross negligence, willful misconduct or fraud of the Limited Partner;
     (3) with respect to (A) the directors, officers and employees of the General Partner or Landwin REIT, (B) the Advisor and (C) the members, managers and employees of the Advisor, the negligence or misconduct of such Person; or
     (4) with respect to the Independent Directors (as defined in the Articles of Incorporation), the gross negligence or willful misconduct of such Independent Director; and
     (D) any indemnification or agreement to hold harmless may be paid only out of the Net Assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.6;
     (ii) notwithstanding anything to the contrary in Section 7.6(b)(ii), the Partnership will not indemnify any Indemnitee for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless:
     (A) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee;
     (B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or
     (C) a court of competent jurisdiction approves a settlement of the claims against the particular Indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the matter has been advised of the position of the Securities Exchange Commission and the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
     (c) Contractual Obligations. Without limitation, the indemnity set forth in this Section 7.6 shall extend to any liability of any Indemnitee pursuant to a loan guaranty (except a guaranty by a Limited Partner of nonrecourse indebtedness of the Partnership or as otherwise provided in any such loan guaranty), contractual obligation for any indebtedness or other obligation or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnification agreements consistent with the provisions of this Section 7.6 in favor of any Indemnitee having or potentially having liability for any such indebtedness.
     (d) Advancement of Expenses. Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of any and all Claims made or threatened against an Indemnitee only if all of the following conditions are satisfied: (a) the Claim relates to acts or omissions with respect to the performance of duties or services on behalf of the Partnership (b) either the Claim was initiated by a third party who is not a stockholder of Landwin REIT, or (ii) if the Proceeding was initiated by a Stockholder, the initiating Stockholder was acting in his or her capacity as such and the advancement was approved by a court of competent jurisdiction, and (c) the Indemnitee provides the Partnership with a written undertaking to repay the amount paid or reimbursed by the Partnership, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification.
     (e) No Exclusivity. The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnities are indemnified.
     (f) Insurance. The Partnership may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
     (g) Benefit Plan Fiduciary. For purposes of this Section 7.6, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by such Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, such Indemnitee to the plan or participants or beneficiaries of the plan. Excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.6 and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.
     (h) No Personal Liability for Partners. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
     (i) Interested Transactions. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
     (j) Benefit. The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
     (k) Amendment of this Section 7.6. Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the Partnership’s liability to any Indemnitee under this Section 7.6, as in effect immediately prior to such amendment, modification, or repeal with respect to Claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such Claims may arise or be asserted.
     (l) Indemnification Payments Not Distributions. If and to the extent any payments to the General Partner, Landwin REIT or the Advisor pursuant to this Section 7.6 constitute gross income to the General Partner, Landwin REIT or the Advisor (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.
     (m) Exception to Indemnification. Notwithstanding anything to the contrary in this Agreement, the General Partner shall not be entitled to indemnification hereunder for any Claim for which the General Partner is obligated to indemnify the Partnership under any other agreement between the General Partner and the Partnership.
     7.7 Liability of the General Partner
     (a) General. To the maximum extent permitted under the Act and the subject to the limitations of Section II.G. of the NASAA Guidelines in effect from time to time, neither the General Partner nor Landwin REIT nor any director, officer, shareholder, partner, member or employee, trustee, representative or agent of the General Partner or Landwin REIT (including the Advisor and its Affiliates) shall be liable to the Partnership or to any Partner for (i) any act or omission performed or failed to be performed by it, or for any losses, claims, costs, damages, or liabilities arising from any such act or omission, except to the extent such loss, claim, cost damage or liability results from such Person’s gross negligence, willful misconduct or fraud, (ii) any tax liability imposed on the Partnership or (iii) any losses due to the misconduct, negligence (gross or ordinary), dishonesty or bad faith of any agents of the Partnership. Notwithstanding anything to the contrary in this Section 7.7(a), this limitation on liability applies only to the extent that the particular officer or director has satisfied the requirements of Sections 7.6(b)(i) and (ii).
     (b) No Obligation to Consider Separate Interests of Limited Partners. The Limited Partners expressly acknowledge that (i) the General Partner (and the Advisor, in advising the General Partner) is acting on behalf of the Partnership and the stockholders of the General Partner, collectively, (ii) the General Partner (and the Advisor, in advising the General Partner), subject to the provisions of Section 7.1(f) hereof, is under no obligation to consider the separate interest of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions, and (iii) neither the General Partner nor the Advisor shall be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, unless the General Partner or the Advisor, as the case may be, acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.
     (c) Conflict. The Limited Partners expressly acknowledge that in the event of any conflict in the fiduciary duties owed by the General Partner to its owner (or by its owner to its shareholders) and by the General Partner, in its capacity as a general partner of the Partnership, to the Limited Partners, the General Partner may act in the best interests of the General Partner’s owner (or the shareholders of its owner) without violating its fiduciary duties to the Limited Partners, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by the Limited Partners in connection with any such violation.
     (d) Amendment of this Section 7.7. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s and Landwin REIT’s and their officers’ and directors’ liability to the Partnership and the Limited Partners under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     7.8 Other Matters Concerning the General Partner
     (a) Reliance on Documents. The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.
     (b) Reliance on Advisors. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
     (c) Action Through Agents. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, agents, including the Advisor, and duly appointed attorneys-in-fact. Each such officer, agent or attorney-in-fact shall, to the extent granted by the General Partner in writing, have full power and authority to do and perform each and every act and duty which is permitted or required to be done by the General Partner hereunder.
     (d) Actions to Maintain REIT Status. Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order to: (i) protect the ability of the Landwin REIT to continue to qualify as a REIT, or (ii) avoid Landwin REIT incurring any taxes under Section 857 or Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.
     7.9 Title to Partnership Assets
     Title to all Partnership Assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be held by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in the Partnership Assets or any portion thereof. Title to any or all of the Partnership Assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership Asset for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, that the General Partner shall use reasonable efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership Assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership Assets is held.
     7.10 Reliance by Third Parties
     (a) Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without the consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all Partnership Assets and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially.
     (b) Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing.
     (c) In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the General Partner or its representatives.
     (d) Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that:

     (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect;
     (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and
     (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
ARTICLE VIII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS
     8.1 Limitation of Liability
     The Limited Partners shall have no liability under this Agreement, except as expressly provided in this Agreement, including Section 10.5 hereof, or under the Act.
     8.2 No Right to Participate in the Management of Business
     No Limited Partner shall take part in the management or control of the Partnership’s investment or other activities, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Except as expressly provided herein, no Limited Partner shall have the right to vote for the election, removal or replacement of the General Partner. The exercise by any Limited Partner of any right conferred herein shall not be construed to constitute participation by such Limited Partner in the control of the business of the Partnership so as to make such Limited Partner liable as a general partner for the debts and obligations of the Partnership for purposes of the Act, laws of non-U.S. jurisdictions or otherwise.
     8.3 Outside Activities of Limited Partners
     Subject to any agreements entered into by a Limited Partner or its Affiliates, or any Assignee, with the Partnership or any of its Subsidiaries, any Limited Partner or Assignee and any officer, director, employee, agent, trustee, Affiliate or shareholder or other equity owner of any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.
     8.4 Return of Capital
     No Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except (a) to the extent of such Limited Partner’s right of redemption set forth in Section 8.6, and (b) to the that extent the General Partner (or the Liquidation Trustee) determines to make distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to distributions or allocations of Profits or Losses.
     8.5 Rights of Limited Partners Relating to the Partnership
     (a) General. In addition to the other rights provided by this Agreement and any rights granted to limited partners of a limited partnership under the Act that such limited partners are not permitted to waive under the Act, and except as limited by Section 8.5(b) hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense (including such reasonable copying and administrative charges as the General Partner may establish from time to time):
     (i) to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by Landwin REIT pursuant to the Securities Exchange Act of 1934;
     (ii) to obtain a copy of the Partnership’s Federal, state and local income tax returns for each Fiscal Year;
     (iii) to obtain a current list of the name and last known business, residence or mailing address of each Partner; and
     (iv) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed.
     Each Limited Partner hereby waives any and all rights that such Limited Partner may have under the Act that the Act permits limited partners to waive, except any such right that is granted expressly to such Limited Partner under this Agreement.

     (b) Confidentiality. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that:
     (i) the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or
     (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.
     8.6 Redemption Right
     (a) Redemption Right. Subject to the provisions of this Section 8.6, at any time on or after the first anniversary date of the issuance of a Partnership Unit to a Partner, such Partner shall have the right (the “Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of the Partnership Units held by such Partner, at a redemption price equal to and in the form of the Redemption Amount. The Redemption Right shall be exercised pursuant to a Notice of Redemption Request delivered to the General Partner by the Partner who is exercising the Redemption Right (the “Redeeming Partner”). In addition, if at any time Landwin REIT or the Partnership propose to engage in any merger, consolidation or other combination with or into another Person or a sale of all or substantially all of the assets of Landwin REIT, or a liquidation, or any reclassification, recapitalization or change of common and preferred stock into which a Partnership Unit may be exchanged, each holder of a Partnership Unit will have the right to exchange the Partnership Unit into cash or, at the option of Landwin REIT, shares of REIT Stock, prior to the stockholder vote on the transaction.
     (b) Distributions and Allocations.
     (i) Subject to Section 8.6(c), the Redeeming Partner shall have no right to receive any distributions that are paid after the Specified Redemption Date with respect to any Partnership Units redeemed pursuant to this Section 8.6.
     (ii) If any Partnership Interest is redeemed (other than pursuant to Section 8.6(c) on any day other than the first day of a Fiscal Year, then Profit, Losses, each item thereof and all other items attributable to such Partnership Interest for such Fiscal Year shall be divided and allocated to the Redeeming Partner by taking into account the Redeeming Partner’s ownership of such Partnership Interest during the Fiscal Year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration period, in which event Profits, Losses, each item thereof and all other items attributable to such redeemed Partnership Interest for such

Fiscal Year shall be prorated based upon the applicable method selected by the General Partner).
     (c) Assumption of Obligation. Notwithstanding the provisions of Section 8.6(a), Landwin REIT may, in its sole and absolute discretion (subject to the limitations on ownership and transfer of shares of REIT Stock in the Articles of Incorporation), assume directly the obligation to satisfy a Redemption Right and satisfy such Redemption Right by paying to the Redeeming Partner the Redemption Amount on the Specified Redemption Date, whereupon Landwin REIT shall acquire the Partnership Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Partnership Units. In the event that Landwin REIT shall exercise this right to satisfy the Redemption Right in the manner described in the preceding sentence and shall fully perform its obligation to pay the Redemption Amount on the Specified Redemption Date, the Partnership shall have no obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of the Redemption Right, and each of the Redeeming Partner, the Partnership and Landwin REIT shall treat the transaction between Landwin REIT and the Redeeming Partner as a sale of the Redeeming Partner’s Partnership Units to Landwin REIT for Federal income tax purposes. Distributions and allocations with respect to Partnership Units acquired by Landwin REIT pursuant to this Section 8.6(c) shall be made in accordance with Sections 11.6(c) and 11.6(d).
     (d) Fractional Shares. If the General Partner or Landwin REIT elects, either on its own behalf or on behalf of the Partnership, to satisfy the Redemption Right by paying the REIT Stock Amount, and the REIT Stock Amount is not equal to a whole number of shares of REIT Stock, the Redeeming Partner shall be paid (i) that number of shares of REIT Stock which equals the nearest whole number less than the REIT Stock Amount, plus (ii) (A) an amount of cash equal to the Value of one share of REIT Stock on the applicable Valuation Date, multiplied by (B) the REIT Stock Amount minus the whole number of shares of REIT Stock pursuant to clause (i) of this Section 8.6(d).
     (e) Execution of Documents. Each Redeeming Partner agrees to execute such documents as the General Partner may reasonably require in connection with (i) the exercise and satisfaction of the Redemption Right, (ii) any assumption by Landwin REIT pursuant to Section 8.6(c), and (iii) any issuance of REIT Stock in connection with the Partnership or Landwin REIT paying the Redemption Amount to the Redeeming Partner.
     (f) Exceptions to Redemption Right. Notwithstanding the provisions of Section 8.6(a), unless the General Partner elects for payment of the Redemption Amount by the Partnership to be the Cash Amount, a Partner shall not be entitled to exercise the Redemption Right if the delivery of REIT Stock to such Partner on the Specified Redemption Date would (i) be prohibited under the Articles of Incorporation or the bylaws of Landwin REIT, (ii) adversely affect the ability of Landwin REIT to continue to qualify as a REIT or would subject Landwin REIT to any additional taxes under Section 857 or Section 4981 of the Code, (iii) constitute or be likely to constitute a violation of any applicable federal or state securities laws or regulations, (iv) be prohibited under Section 11.6(f) of this Agreement (in each case regardless of whether Landwin REIT would in fact assume and satisfy the Redemption Right); or (v) would cause Landwin REIT to directly or indirectly own (actually or constructively) 10% or more of the ownership interests in a tenant of Landwin REIT (or a subsidiary thereof) within the meaning of Section 856(d)(2)(B) of the Code and would cause Landwin REIT to fail to satisfy any of the gross income requirements of Section 856(c) of the Code.
     (g) Exercise of the Redemption Right by Landwin REIT. The receipt of a notice of redemption with respect to shares of REIT Stock held by stockholders of Landwin REIT (a “REIT Notice) shall be deemed to be a Notice of Redemption Request given by Landwin REIT to the Partnership and an exercise of the Redemption Right with respect to a number of Partnership Units equal to the number of shares of REIT Stock identified in the REIT Notice. With respect to any Redemption Right exercised by Landwin REIT pursuant to this Section 8.6(g), Landwin REIT will elect for payment of the Redemption Amount by the Partnership to Landwin REIT to be the Cash Amount.
     (h) Assignees. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6 with respect to any Partnership Units Transferred by such Limited Partner to such Assignee, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Redemption Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.
     (i) No Liens on Partnership Units Delivered for Redemption. Each Partner covenants and agrees that all Partnership Units delivered for redemption pursuant to this Section 8.6 shall be delivered to the Partnership or Landwin REIT, as the case may be, free and clear of all Liens. Notwithstanding anything contained herein to the contrary, neither Landwin REIT nor the Partnership shall be under any obligation to acquire Partnership Units which are or may be subject to any Liens. Each Partner further agrees that, if any state or local property transfer tax is payable as a result of the Transfer of its Partnership Units to the Partnership or Landwin REIT pursuant to this Section 8.6, such Partner shall assume and pay such transfer tax.
     (j) Cancellation of Units; Amendments to Exhibit A. Upon the redemption of Partnership Units pursuant to this Section 8.6, (i) all such redeemed Partnership Units (other than Partnership Units redeemed pursuant to Section 8.6(c) shall be cancelled, and (ii) the General Partner shall amend Exhibit A to reflect the new Percentage Interests of the Partners and to (A) either adjust the number of Partnership Units and the Percentage Interest of the Redeeming Partner or eliminate the Redeeming Partner from Exhibit A, as applicable, and (B) in the event that Landwin REIT assumes the obligation to satisfy a Redemption Right pursuant to Section 8.6(c), adjust the number of Partnership Units and the Percentage Interest of Landwin REIT to reflect the Transfer of such Partnership Units to Landwin REIT.

     (k) Additional Partnership Interests. If the Partnership issues Partnership Interests to any Additional Limited Partner pursuant to Article 4, the General Partner shall make such revisions to this Section 8.6 as the General Partner determines are necessary to reflect the issuance of such Partnership Interests (including setting forth any restrictions on the exercise of the Redemption Right with respect to such Partnership Interests).
     (l) Redemptions by the Advisor. For so long as the Advisor remains the advisor to the Partnership and Landwin REIT under the Advisory Agreement, neither the Advisor nor any Affiliate of the Advisor (other than the General Partner and Landwin REIT) may redeem any portion of the Partnership Units held by such Person; provided that, upon the occurrence of a Listing Event, immediately following the distribution to the Advisor of all amounts required to be distributed to the Advisor pursuant to Section 5.1(d), the Partnership shall redeem all of the Partnership Units held by the Advisor and its Affiliates (other than the General Partner and Landwin REIT), at a redemption price equal to and in the form of the Redemption Amount. With respect to any automatic redemption of Partnership Units held by the Advisor or its Affiliates (other than the General Partner and Landwin REIT) pursuant to this Section 8.6(l), the General Partner will elect for payment of the Redemption Amount by the Partnership to the Advisor and/or any such Affiliate to be the Cash Amount.
ARTICLE IX
BOOKS, RECORDS, ACCOUNTING AND REPORTS
     9.1 Records and Accounting
     (a) Books and Records. The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary for Landwin REIT to comply with applicable REIT Requirements and to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Sections 8.5(a) and 9.2 hereof.
     (b) Accounting Method. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with GAAP.
     9.2 Reports
     (a) Annual Reports. As soon as practicable after the end of each Fiscal Year, but in no event later than the date on which Landwin REIT mails its annual report to its stockholders, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Fiscal Year, an annual report containing financial statements of the Partnership, or of Landwin REIT, if such statements are prepared on a consolidated basis with the Partnership, for such Fiscal Year, presented in accordance with GAAP, such statements to be audited by a nationally recognized firm of independent public accountants selected by Landwin REIT in its sole discretion.
     (b) Quarterly Reports. If and to the extent that Landwin REIT mails quarterly reports to its stockholders, then as soon as practicable after the end of each fiscal quarter of the Partnership, but in no event later than the date such reports are mailed, the General Partner shall cause to be mailed to each Limited Partner a report containing unaudited financial statements as of the last day of the calendar quarter of the Partnership, or of Landwin REIT, if such statements are prepared on a consolidated basis with the Partnership, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.
     (c) Delivery. Notwithstanding the foregoing, the General Partner may deliver to the Limited Partners each of the reports described above, as well as any other communications that it may provide hereunder, by e-mail or by any other electronic means.
ARTICLE X
TAX MATTERS
     10.1 Preparation of Tax Returns
     The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.
     10.2 Tax Elections
     Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided, however, that the General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder. The General Partner shall have the right to seek to revoke any such election it makes, including, without limitation, the election under Section 754 of the Code, upon the General Partner’s determination, in its sole and absolute discretion, that such revocation is in the best interests of the Partners.
     10.3 Tax Matters Partner
     (a) General. The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. Pursuant to Section 6223(c)(3) of the Code, upon receipt of notice from the Internal Revenue Service of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the Internal Revenue Service with the name, address, taxpayer identification number, and profit interest of each of the Limited

Partners and the Assignees; provided, that such information is provided to the Partnership by the Limited Partners and the Assignees.
     (b) Powers. The tax matters partner is authorized, but not required:
     (i) to enter into any settlement with the Internal Revenue Service with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner:
     (A) who (within the time prescribed pursuant to the Code and the Treasury Regulations) files a statement with the Internal Revenue Service providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner; or
     (B) who is a “notice partner” (as defined in Section 6231(a)(8) of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);
     (ii) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;
     (iii) to intervene in any action brought by any other Partner for judicial review of a final adjustment;
     (iv) to file a request for an administrative adjustment with the Internal Revenue Service and, if any part of such request is not allowed by the Internal Revenue Service, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;
     (v) to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken account of by a Partner for tax purposes, or an item affected by such item; and

     (vi) to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.
     The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.6 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.
     (c) Reimbursements. The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.
     10.4 Organizational Expenses
     The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a sixty (60) month period as provided in Section 709 of the Code.
     10.5 Withholding
     (a) General. Each Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445 or 1446 of the Code.
     (b) Treatment of Amounts Withheld. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless:
     (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner; or
     (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner.

     Any amounts withheld from amounts otherwise distributable to a Limited Partner as described in clause (i) or (ii) of this Section 10.5(b) shall be treated as having been distributed to such Limited Partner.
     (c) Security Interest. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.
     (d) Default. In the event that a Limited Partner fails to pay when due any amounts owed to the Partnership pursuant to this Section 10.5, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner. Without limitation, in such event, the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan.
     (e) Interest. Any amount payable by a Limited Partner under this Section 10.5 shall bear interest at the lesser of (i) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four (4) percentage points, and (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.
ARTICLE XI
TRANSFERS AND WITHDRAWALS
     11.1 Transfer
     (a) Definition. The term “Transfer,” when used in this Article 11 with respect to a Partnership Interest or a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person or a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term “Transfer” when used in this Article 11 does not include any redemption of Partnership Units or other Partnership Interests for cash or REIT Stock pursuant to Section 8.6.

     (b) Restriction on Transfer. No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.
11.2 Transfer of the General Partner’s General Partner Interest
     (a) The General Partner may not Transfer any of its General Partner Interest or withdraw as General Partner, except:
     (i) with the Consent of the Outside Limited Partners; or
     (ii) if such Transfer is to an entity which is wholly-owned, directly or indirectly, by the General Partner;
     (b) In the event the General Partner withdraws as general partner of the Partnership in accordance with Section 11.2(a), the General Partner’s General Partner Interest shall immediately be converted into a Limited Partner Interest.
     11.3 Limited Partners’ Rights to Transfer
     (a) General. Subject to the provisions of Section 11.3(b), no Limited Partner shall have the right to Transfer all or a portion of such Limited Partner’s Partnership Interest, or any of such Limited Partner’s rights as a Limited Partner, without the written consent of the General Partner, which may be given or withheld by the General Partner in its sole and absolute discretion.
     (b) Transfers to Permitted Transferees. Notwithstanding the provisions of Section 11.3(a), but subject to the provisions of Sections 11.3(c), 11.3(d), and 11.3(e) and other applicable restrictions on Transfers contained in this Article 11, a Limited Partner may Transfer, with or without the consent of the General Partner, all or a portion of his Partnership Units to a Permitted Transferee; provided that, such Permitted Transferee qualifies as “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act; and provided further that, no Transfer pursuant to this Section 11.3(b) shall be effective until the General Partner receives notice of such Transfer.
     (c) No Transfers Violating Securities Laws. The General Partner may prohibit any Transfer by a Limited Partner of its Partnership Units if, in the opinion of legal counsel to the Partnership, such Transfer would require the filing of a registration statement under the Securities Act, or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units.
     (d) No Transfers to Certain Lenders. No Transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Treasury

Regulations Section 1.752-4(b)) to any lender to the Partnership whose loan constitutes a nonrecourse liability (within the meaning of Treasury Regulations Section 1.752-1(a)(2)), without the consent of the General Partner, which may be withheld in its sole and absolute discretion.
     (e) Additional Prohibited Transfers. No Transfer by a Limited Partner of its Partnership Units may be made to any Person if:
     (i) in the opinion the General Partner based on the advice of legal counsel, if appropriate, it would adversely affect the ability of Landwin REIT to continue to qualify as a REIT or would subject Landwin REIT to any additional taxes under Section 857 or Section 4981 of the Code;
     (ii) in the opinion of the General Partner based on the advice of legal counsel, if appropriate, it would result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes;
     (iii) such Transfer would subject the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940, as amended or ERISA;
     (iv) such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or could otherwise cause the Partnership to be classified as a publicly traded partnership within the meaning of Section 7704 of the Code; or
     (v) such Transfer is to a Prohibited Transferee.
     (f) Incapacitated Limited Partners. If a Limited Partner is Incapacitated, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of his or its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.
     (g) Transfers by the Advisor. For so long as the Advisor remains the advisor to the Partnership and Landwin REIT under the Advisory Agreement, neither the Advisor nor any Affiliate of the Advisor (other than Landwin REIT) may Transfer any portion of the Partnership Units held by the Advisor to any Person, other than (i) Transfers to any Affiliate of the Advisor, and (ii) deemed Transfers to Landwin REIT pursuant to Section 8.6(c).
     11.4 Substituted Limited Partners

     (a) Consent of the General Partner. No Limited Partner shall have the right to substitute a Permitted Transferee in such Limited Partner’s place. The General Partner shall, however, have the right to consent to the admission of a Permitted Transferee of the Partnership Interest of a Limited Partner pursuant to this Section 11.4 as a Substitute Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner’s failure or refusal to permit such transferee to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.
     (b) Rights of a Substituted Limited Partner. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement. The admission of any transferee as a Substituted Limited Partner shall be conditioned upon the transferee executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.6, and such other documents or instruments as may be required in the reasonable discretion of the General Partner in order to effect such Person’s admission as a Substituted Limited Partner.
     (c) Amendments to Exhibit A. Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner.
11.5 Assignees
     If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee as a Substituted Limited Partner, as described in Section 11.4(a), such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Profit, Losses and any other items of gain, loss, deduction or credit of the Partnership attributable to the Partnership Units assigned to such transferee, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement except as otherwise provided in this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units held by Limited Partners are voted). In the event any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.
11.6 General Provisions
     (a) Withdrawal of a Limited Partner. No Limited Partner may withdraw from the Partnership other than as a result of a Transfer of all of such Limited Partner’s Partnership Units pursuant to which the transferee is admitted as a Substituted Limited Partner or a redemption of all of the Partnership Units held by such Limited Partner pursuant to Section 8.6.
     (b) Termination of Status as a Limited Partner. Any Limited Partner that (i) Transfers all of such Limited Partner’s Partnership Units (or other Partnership Interests) in a Transfer pursuant to which the transferee is admitted as a Substituted Limited Partner, or (ii) redeems all of such the Partnership Units held by such Limited Partner pursuant to Section 8.6 shall cease to be a Limited Partner.
     (c) Allocations. If any Partnership Interest is Transferred during the Partnership’s Fiscal Year in compliance with the provisions of this Article 11 (including Transfers to Landwin REIT pursuant to Section 8.6(c)) on any day other than the first day of a Fiscal Year, then Profits, Losses, each item thereof and all other items attributable to such Partnership Interest for such Fiscal Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration period, in which event Profits, Losses, each item thereof and all other items attributable to such transferred Partnership Interest for such Fiscal Year shall be prorated based upon the applicable method selected by the General Partner).
     (d) Distributions. All distributions of Available Operating Cash, Net Capital Event Proceeds or other Partnership Assets attributable to Partnership Units, with respect to which the Partnership Record Date is before the date of a Transfer of such Partnership Units (including any Transfer to Landwin REIT pursuant to Section 8.6(c), shall be made to the transferor Partner, and all distributions of Available Operating Cash, Net Capital Event Proceeds or other Partnership Assets thereafter attributable to such Partnership Units shall be made to the transferee Partner.
     (e) Capital Accounts. The original Capital Account established for each transferee shall be in the same amount as the Capital Account or portion thereof of the Partner to which such transferee succeeds, at the time such transferee is admitted to the Partnership. The Capital Account of any Partner whose Percentage Interest shall be increased by means of the Transfer to it of all or part of the Partnership Interest of another Partner shall be appropriately adjusted to reflect such Transfer. Any reference in this Agreement to a Capital Contribution of, or distribution to, a then-Partner shall include a Capital Contribution or distribution previously made by or to any prior Partner on account of the Partnership Interest of such then-Partner.
     (f) Additional Restrictions. In addition to any other restrictions on transfer contained in this Agreement, in no event may any Transfer of a Partnership Interest by any Partner or any redemption pursuant to Section 8.6 be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if in the opinion of the General Partner based on the advice of legal counsel, if appropriate, such Transfer would cause a termination of the Partnership for Federal or state income tax purposes (except as a result of a redemption of all Partnership Units held by all Limited Partners); (v) if in the opinion of the General Partner based on the advice of legal counsel, if appropriate, such Transfer would cause the Partnership to cease to be classified as a partnership for Federal income tax purposes (except as a result of a redemption of all Partnership Units held by all Limited Partners); (vi) if such Transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (vii) if such Transfer would cause the Partnership to become a “publicly traded partnership,” as such term is defined in Section 7704(b) of the Code (provided that this clause (vii) shall not be the basis for limiting or restricting in any manner the exercise of the Redemption Right under Section 8.6 unless, and only to the extent that, outside tax counsel advises the General Partner that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation); (viii) if such Transfer would cause Landwin REIT to actually or constructively own 10% or more of the ownership interests of any tenant of a property held by the Partnership within the meaning of Section 856(d)(2)(B) of the Code; (ix) if such Transfer would result in Landwin REIT being “closely held” within the meaning of Section 856(h) of the Code; (x) if in the opinion the General Partner based on the advice of legal counsel, if appropriate, such Transfer would adversely affect the ability of Landwin REIT to continue to qualify as a REIT or subject Landwin REIT to any additional taxes under Section 857 or Section 4981 of the Code or (xi) if such Transfer would cause Landwin REIT to be owned by less than 100 persons.
ARTICLE XII
ADMISSION OF PARTNERS
     12.1 Admission of Successor General Partner
     A successor to all of the General Partner Interest pursuant to Article 11 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately following the successor General Partner’s execution and delivery to the Partnership of an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required or appropriate to effect such Person’s admission as General Partner. In the case of such admission on any day other than the first day of a Fiscal Year, all items attributable to the General Partner Interest for such Fiscal Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6(c) hereof. Any such successor General Partner shall carry on the business of the Partnership without dissolution.
     12.2 Admission of Additional Limited Partners

     (a) General. A Person other than the General Partner, the Advisor and the Initial Limited Partner who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon executing and delivering to the General Partner:
     (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.6 hereof; and
     (ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.
     (b) General Partner’s Consent Required. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission and the satisfaction of the conditions set forth in Section 12.2(a).
     (c) Allocations to Additional Limited Partners. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Fiscal Year, then Profit, Losses, each item thereof and all other items allocable among Partners and Assignees for such Fiscal Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all of the Partners and Assignees, including such Additional Limited Partner.
     12.3 Amendment of Agreement and Certificate of Limited Partnership
     For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.6 hereof.
ARTICLE XIII
DISSOLUTION, LIQUIDATION AND TERMINATION

     13.1 Dissolution
     The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Subject to Section 13.1(b), upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (“Liquidating Events”):
     (a) the expiration of its term as provided in Section 2.5 hereof;
     (b) an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless, within ninety (90) days after such event of withdrawal, a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;
     (c) an election to dissolve the Partnership made by the General Partner, in its sole and absolute discretion;
     (d) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;
     (e) the occurrence of a Terminating Capital Transaction; or
     (f) a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner or the Partnership is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner or the Partnership, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner, if applicable.
     As used in this Article 13, a “majority in interest” shall refer to Partners (excluding the General Partner) who hold Partnership Units that constitute more than fifty percent (50%) of the aggregate number of outstanding Partnership Units not held by the General Partner.
     13.2 Winding Up; Liquidation
     (a) Upon dissolution of the Partnership, the business and affairs of the Partnership shall be wound up as provided in this Section 13.2. The General Partner shall act as the “Liquidator” (or, in the event there is no remaining General Partner, any Person elected by Limited Partners holding more than 50% of the total number of Partnership Units then issued and outstanding). The Liquidator shall wind up the affairs of the Partnership, shall dispose of such Partnership Assets as it deems necessary or appropriate and shall pay and distribute the assets of the Partnership, including the proceeds of any such disposition, as follows:
     (i) first, to creditors, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or by establishment or reserves as determined by the Liquidator in its sole discretion), other than distributions to Partners pursuant to Article 5, and
     (ii) second, to the Partners in accordance with their positive Capital Account balances.
     It is intended that such distributions will result in the Partners receiving aggregate distributions in the order of and equal to the amount of distributions that would have been received if the liquidating distributions were made in accordance with Section 5.1. However, if the balances in the Capital Accounts do not result in such intention being satisfied, items of Profits and Losses will be reallocated among the Partners for the Fiscal Year of the liquidation (and, at the election of the General Partner, if necessary and permissible, prior Fiscal Years) so as to cause the balances in the Capital Accounts to be in the amounts necessary to assure that such result is achieved. Notwithstanding anything herein to the contrary, in the event the Partnership is liquidated within the meaning of Treasury Regulation §§ 1.704-1(b)(2)(ii)(g), liquidation distributions shall be made by the end of the taxable year in which the Partnership liquidates or, if later, within ninety (90) days of the date of such liquidation.
     (b) In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article 13 may be:
     (i) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership; the assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or
     (ii) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2(a) as soon as practicable.

     (c) The Liquidator shall, in its sole discretion, determine whether to sell any Partnership Assets, including, without limitation, Real Estate Assets, and if so, whether at a public or private sale, for what price and on what terms. If the Liquidator determines to sell or otherwise dispose of any Partnership Asset or any interest therein, the Liquidator shall do so expeditiously and for its fair market value under the circumstances, giving due regard to the activity and condition of the relevant market and general financial and economic conditions. If the Liquidator determines not to sell or otherwise dispose of any Partnership Asset or any interest therein, the Liquidator shall not be required to distribute the same to the Partners promptly but shall have full right and discretion to determine the time and manner of such distribution and distributions giving due regard to the interests of the Partners.
     13.3 No Obligation to Contribute Deficit
     If any Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.
     13.4 Notice of Dissolution
     In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.
     13.5 Termination of Partnership and Cancellation of Certificate of Limited Partnership
     Upon the completion of the liquidation of the Partnership’s assets, as provided in Section 13.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the state of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.
     13.6 Reasonable Time for Winding-Up
     A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.
     13.7 Waiver of Partition

     Each Partner hereby waives any right to partition of the Partnership property.
ARTICLE XIV
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS
     14.1 Amendments
     (a) By the General Partner. The General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement except as set forth in Section 14.1(b) hereof. The General Partner shall provide notice to the Limited Partners when any action under this Section 14.1(a) is taken in the next regular communication to the Limited Partners. The Limited Partners shall not have the power to amend this Agreement.
     (b) Restrictions on General Partner’s Ability to Amend this Agreement. Notwithstanding Section 14.1(a) hereof, this Agreement shall not be amended with respect to any Partner adversely affected without the Consent of such Partner adversely affected if such amendment would:
     (i) convert a Limited Partner’s interest in the Partnership into a General Partner Interest;
     (ii) impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership;
     (iii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner; or
     (iv) amend this Section 14.1(b).
     14.2 Meetings of the Partners
     (a) General. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding 25 percent or more of the Partnership Interests. The request shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting.
     (b) Vote Required. Whenever the vote or Consent of the Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of the Partners or may be given in accordance with the procedure prescribed in Section 14.2(c) hereof. Except as otherwise expressly provided in this Agreement, the Consent of holders of Partnership Units that constitute more than fifty percent (50%) of the aggregate number of outstanding Partnership

Units held by the Partners (including the General Partner) shall constitute the consent of the Partners.
     (c) Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by holders of Partnership Units that constitute more than fifty percent (50%) (or such other percentage as is expressly required by this Agreement) of the aggregate number of outstanding Partnership Units held by the Partners (including the General Partner). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote the holders of Partnership Units that constitute more than fifty percent (50%) (or such other percentage as is expressly required by this Agreement) of the aggregate number of outstanding Partnership Units held by the Partners (including the General Partner). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date of the consent as certified by the General Partner.
     (d) Proxy. Each Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Partner or his attorney-in-fact and a copy thereof delivered to the Partnership. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the General Partner’s receipt of written notice of such revocation from the Partner executing such proxy.
     (e) Conduct of Meeting. Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate. Meetings of Partners may be conducted in the same manner as meetings of the stockholders of Landwin REIT and may be held at the same time, and as part of, meetings of the stockholders of Landwin REIT.
ARTICLE XV
GENERAL PROVISIONS
     15.1 Addresses and Notice
     Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered if delivered in person, sent by first class United States mail, by overnight delivery or via facsimile to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing. Notwithstanding the foregoing, the General Partner may elect to deliver any such notice, demand, request or report by E-mail or by any other electronic means, in which case such communication shall be deemed given or made one day after being sent.
     15.2 Titles and Captions
     All article or section titles or captions in this Agreement are for convenience of reference only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.
     15.3 Pronouns and Plurals
     Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
     15.4 Further Action
     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
     15.5 Binding Effect
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
     15.6 Creditors
     Other than as expressly set forth herein with respect to the Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
     15.7 Waiver
     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
     15.8 Counterparts
     This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.
     15.9 Applicable Law
     This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.
     15.10 Invalidity of Provisions
     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     15.11 Merger
     Subject to Section 11.2, the Partnership may merge with, or consolidate into, any Person or Entity in accordance with Section 17-211 of the Act.
     15.12 No Rights as Stockholders
     Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as stockholders of Landwin REIT, including, without limitation, any right to receive dividends or other distributions made to such stockholders or to vote or to consent or receive notice as stockholders in respect to any meeting or stockholders for the election of directors of Landwin REIT or any other matter.
     15.13 Entire Agreement
     This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amended and Restated Agreement of Limited Partnership as of the day and year first-above written.

GENERAL PARTNER:

LANDWIN, LLC

By:

Name:

Title:

LIMITED PARTNER:

LANDWIN REIT, INC.

By:

Name:

Title:

LANDWIN ADVISORS, LLC

By:

Name:

Title:

Corporate/Limited Liability Company Additional Limited Partner
Signature Page to Amended and Restated Agreement of Limited Partnership
of Landwin, L.P., by and among the undersigned and the other parties thereto.

Dated _______________, 200 __	LIMITED PARTNER: [Name of Corporation/LLC]
By:

Name:

Title:

Partnership Additional Limited Partner Signature Page to Amended and Restated
Agreement of Limited Partnership of Landwin, L.P., by and among the undersigned and the other parties thereto.

Dated _______________, 200__	LIMITED PARTNER: [Name of Partnership]
By:

Name:

Title:

Individual Additional Limited Partner Signature Page to Amended and Restated
Agreement of Limited Partnership of Landwin, L.P., by and among the undersigned and the other parties thereto.

Dated _______________, 200__	LIMITED PARTNER: [Name of Individual]

Exhibit A
Partners’ Contributions and Partnership Interests

			Number of
		Capital	Partnership	Percentage
Name and Address of Partner	Type of Interest	Contribution	Units	Interest
Landwin, LLC	General Partnership	$2,000	200	0.99%
	Interest

Landwin REIT, Inc.	Limited Partnership	$198,000	19,800	98.02%
	Interest

Landwin Advisors, LLC	Limited Partnership	$2,000	200	0.99%
	Interest

TOTAL		$202,000	20,200	100.0%

Exhibit B
NOTICE OF REDEMPTION REQUEST
     The undersigned Limited Partner hereby irrevocably (i) requests that Landwin, L.P. (the “Partnership”) redeem Partnership Units in the Partnership held by such Limited Partner in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) and the Redemption Right referred to therein; (ii) agrees to surrender such Partnership Units and all right, title, and interest therein promptly upon payment of the Redemption Amount; (iii) directs that the Redemption Amount deliverable upon exercise of the Redemption Right be delivered to such Limited Partner at the address as specified in the Partnership Agreement; and (iv) directs that, if it is determined that the Redemption Amount shall be the REIT Stock Amount, the REIT Stock be registered or placed in the name of such Limited Partner and at such address specified in the Partnership Agreement. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has not transferred or encumbered title to such Partnership Units; (b) has the full right, power and authority to redeem and surrender such Partnership Units as provided herein; and (c) has obtained the consent or approval of all Persons, if any, having the right to consent or approve such redemption and surrender.
     Dated: _________

[Name of Limited Partner]

By:

Name:

Title: